FIRST AMENDMENT
TO
INVESTMENT SUB-ADVISORY AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) is made as of the 31st day of October 2024, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Driehaus Capital Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to the Investment Sub-Advisory Agreement dated October 31, 2023 (the “Agreement”) relating to the Column Small Cap Select Fund (the “Fund”), a series of Trust for Professional Managers; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the annual sub-advisory fee rate payable with respect to the Fund as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

That Schedule A to the Agreement shall be replaced with the Amended Schedule A set forth on Exhibit A attached hereto.

Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed by their officers designated below as of the date first written above.

MASON STREET ADVISORS, By: /s/ Bonnie Tomczak_____________ Name: Bonnie L. Tomczak Title: President	DRIEHAUS CAPITAL MANAGEMENT, LLC By: /s/ Janet McWilliams_____________ Name: Janet McWilliams Title: General Counsel

EXHIBIT A
AMENDED SCHEDULE A
TO
INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
MASON STREET ADVISORS, LLC
AND
DRIEHAUS CAPITAL MANAGEMENT, LLC

As Amended October 31, 2024

Fee Effective: November 1, 2024

Fund	Annual Fee Rate as a Percentage of Average Daily Net Assets of the Allocated Portion
Column Small Cap Select Fund	___ bps on the first $___; plus ___ bps on the next $___; plus ___ bps on net assets over $___